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                                                                     Exhibit 8.1


6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.piperrudnick.com

PHONE (410) 580-3000
FAX   (410) 580-3001

                              September 27, 2000

Shore Bancshares, Inc.
109 North Commerce Street
P.O. Box 400
Centreville, Maryland 21617

Talbot Bancshares, Inc.
18 East Dover Street
Easton, Maryland 21601

          Merger of Talbot Bancshares with and into Shore Bancshares
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Ladies and Gentlemen:

     We have acted as special counsel to Talbot Bancshares in connection with the transactions contemplated by the Plan and Agreement to Merge, dated as of July 25, 2000 (the "Merger Agreement"), by and between Shore Bancshares and Talbot Bancshares. This opinion is delivered in connection with the filing with the Securities and Exchange Commission on September 28, 2000, of a
Registration Statement on Form S-4 (the "Registration Statement"), which includes the Proxy Statement/Prospectus of Shore Bancshares and Talbot Bancshares (the "Proxy Statement/Prospectus"), with respect to the transactions contemplated by the Merger Agreement. The delivery of a letter expressing opinions in substantially the form hereof, and the reconfirmation of such opinions on and as of the Effective Date, are conditions to the obligations of Talbot Bancshares and Shore Bancshares to consummate the Merger pursuant to sections 7.8 and 8.8 of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

     In rendering our opinions, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. Our opinions assume, among other things, the accuracy as of the date hereof, and the accuracy as of the Effective Date, of such facts, information, covenants, statements and representations, as well as an absence of any change in the foregoing that are material to such opinions between the date hereof and the Effective Date.
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     We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the transactions related to the Merger or contemplated by the Merger Agreement that are to be consummated at the Effective Date will be consummated at the Effective Date in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus. In addition, our opinions are expressly conditioned on, among other things, the accuracy as of the date hereof, and the accuracy as of the Effective Date, of statements and representations contained in certificates executed by officers of Shore Bancshares and Talbot Bancshares as to certain facts relating to, and knowledge and intentions of, Shore Bancshares and Talbot Bancshares, and certain facts relating to the Merger. We have assumed that such statements and representations will be reconfirmed as of the Effective Date.

     In rendering our opinion, we have considered the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinions are based could affect our conclusions stated herein. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion letter.

     Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

          (1) The transfer of all of the assets of Talbot Bancshares to Shore Bancshares, and the assumption by Shore Bancshares of the liabilities of Talbot Bancshares pursuant to the terms of the Plan, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Talbot Bancshares and Shore Bancshares will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

          (2) A holder of Talbot Bancshares Common Stock who receives solely shares of Shore Bancshares Common Stock in exchange for his Talbot Bancshares Common Stock (including fractional shares of Shore Bancshares Common Stock deemed issued as described below) will not recognize any gain or loss upon the exchange.

          (3) A holder of Talbot Bancshares Common Stock who receives cash in lieu of a fractional share of Shore Bancshares Common Stock will be treated as if he received a fractional share of Shore Bancshares Common Stock pursuant to the Merger and Shore Bancshares then redeemed such fractional share for the cash received. Such a holder will recognize capital gain or loss on the constructive

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     redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share.

          (4) The basis of the Shore Bancshares Common Stock received by the Talbot Bancshares stockholders (including fractional shares of Shore Bancshares Common Stock deemed issued as described above) will be the same as the basis of the Talbot Bancshares Common Stock surrendered in exchange therefor.

          (5) The holding period of the Shore Bancshares Common Stock received by the Talbot Bancshares stockholders will include the period during which the Talbot Bancshares Common Stock surrendered in exchange therefor was held, provided that the Talbot Bancshares Common Stock is held as a capital asset in the hands of the Talbot Bancshares stockholders on the date of the exchange.

          (6) No gain or loss will be recognized by Talbot Bancshares upon the transfer of all of its assets to Shore Bancshares in exchange for shares of the Common Stock of Shore Bancshares and the assumption by Shore Bancshares of the liabilities of Talbot Bancshares.

          (7) No gain or loss will be recognized by Shore Bancshares upon the receipt by Shore Bancshares of all of the assets of Talbot Bancshares in exchange for shares of the Common Stock of Shore Bancshares and the assumption by Shore Bancshares of the liabilities of Talbot Bancshares.

          (8) The basis of each asset of Talbot Bancshares in the hands of Shore Bancshares will be the same as the basis of such asset in the hands of Talbot Bancshares immediately prior to the Merger; the holding period of each such asset in the hands of Shore Bancshares will include the periods during which such asset was held by Talbot Bancshares.

          (9) No gain or loss will be recognized to the stockholders of Shore Bancshares as a result of the transactions contemplated by the Plan.

          (10) The accumulated earnings and profits of Talbot Bancshares on the Effective Date will be added to the accumulated earnings and profits of Shore Bancshares and will be available for subsequent distributions of dividends within the meaning of Section 316 of the Code.

          (11) The summary of Federal income tax consequences set forth in the Proxy Statement/Prospectus under the heading "The Merger - Material Federal Income Tax Considerations" are accurate in all material respects as to matters of law and legal conclusions.

     Except as set forth above, we express no opinion to any party as to any consequences of the Merger or any transactions related thereto. We are furnishing this opinion to you solely in connection with the effectiveness of the Registration Statement, and it is not to be used, relied

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upon, circulated, quoted or otherwise referred to by any other person for any other purpose without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law.

                              Very truly yours,

                              /s/  Piper Marbury Rudnick & Wolfe LLP

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